EXHIBIT 99.1

DIMON Incorporated Tel: 804 792 7511 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681 USA
FOR IMMEDIATE RELEASE	Contact:	Ritchie L. Bond
(804) 791-6952
January 8, 2002

DIMON Announces Extension of Exchange Offer For 9⅝% Senior Notes Due 2011

Danville, VA – DIMON Incorporated (NYSE: DMN) announced today that it is extending the expiration date of its offer to exchange its 9⅝% Senior Notes due 2011, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its original unregistered 9⅝% Senior Notes due 2011 until 5:00 p.m., Eastern Standard Time (EST), on Tuesday, January 22, 2002, unless extended or terminated.  The expiration date was previously scheduled to be 5:00 p.m., EST, on January 8, 2002.  As of 5:00 p.m. EST, January 8, 2002, the company had accepted tender of unregistered notes from holders of $199,850,000 (or 99.9%) of the $200,000,000 outstanding principal amount of the unregistered notes pursuant to the Prospectus, dated December 7, 2001, and the related transmittal materials.  The terms of the exchange securities are identical in all material respects to the terms of the original securities for which they are being exchanged, except that the registration rights and the transfer restrictions, applicable to the original securities, are not applicable to the exchange securities.

The outstanding notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Requests for assistance regarding the exchange offer or for copies of the prospectus and transmittal materials governing the exchange offer should be directed to SunTrust Bank, the exchange agent for the exchange offer, at the following address:

SunTrust Bank Attention: Jim McManus Corporate Trust Department 10th Floor, HDQ 5310 919 E. Main Street Richmond, Virginia 23219 Telephone: (804) 782-5726

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